CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 105 to the registration statement on Form N-1A (File No. 811-781 and 2-13644) ("Registration Statement") of our report dated December 4, 2001, relating to the financial statements and financial highlights appearing in the October 31, 2001 Annual Report of The Putnam Fund for Growth and Income, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 22, 2002